U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         -------------------------------

                                   FORM 8-K/A

                                 Amendment No. 1

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): March 31, 2003

                            RELIV INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

Delaware                             1-11768                      37-1172197
(State or Other             (Commission File Number)            (IRS Employer
Jurisdiction                                                 Identification No.)
Incorporation)

   136 Chesterfield Industrial Blvd., Chesterfield, MO        63005
         (Address of Principal Executive Offices)           (Zip Code)

                                 (636) 537-9715
              (Registrant's Telephone Number, including Area Code)

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Item No. 5 - Other Events

      On March 31, 2003, Reliv International, Inc. (the "Registrant") sold an aggregate of 150,000 shares of a newly designated class of securities to three members of management. The securities, called "Series A Preferred Stock" (the "Preferred Stock"), were designated by the Registrant's Board of Directors out of the 3,000,000 authorized shares of the Registrant's $.001 par value preferred stock. Robert L. Montgomery, President, David Kreher, Chief Financial Officer and Chief Operating Officer, and Stephen M. Merrick, Senior Vice President, each purchased 50,000 shares of Preferred Stock for $500,000 ($10.00 per share).

      Holders of shares of designated Preferred Stock are entitled to receive dividends at an annual rate of 6% of the shares' purchase price. These dividends shall accrue on a daily basis and shall be payable quarterly when declared by the Registrant's Board of Directors. All dividends on shares of Preferred Stock are cumulative.

      Shares of Preferred Stock have no voting rights, and are convertible into shares of the Registrant's $.001 par value Common Stock at a rate determined by dividing the market price of the Registrant's Common Stock on the NASDAQ Stock Market on March 31, 2003, the date the shares of Preferred Stock were purchased, by the purchase price of the Preferred Stock. Shares of Preferred Stock shall not be eligible for conversion until January 1, 2006.

      Shares of Preferred Stock may be redeemed at any time by the Registrant, and all shares of Preferred Stock have a liquidation preference. In addition, shares of Preferred Stock have standard anti-dilution protections, which provide for adjustments in the number of shares that may be purchased in the event of stock splits or the like.

      On April 2, 3003, the Registrant filed a Report on Form 8-K to report this issuance of Preferred Stock, but inaccurately reported that that shares of Preferred Stock were convertible into shares of the Registrant's Common Stock at a rate based upon the market price of the Registrant's Common Stock on the date of conversion, rather than the market price of the registrant's Common Stock on the date the Preferred Shares were purchased (March 31, 2003).

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Reliv International, Inc.
                                             -------------------------
                                                   (Registrant)


Date: April 15, 2003                     By: /s/Stephen M. Merrick
                                             ---------------------------------
                                             Stephen M. Merrick, Senior Vice
                                             President